Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Appoints President

July 13, 2009	NASDAQ: SMIT

Portland, OR: Schmitt Industries, Inc. ( NASDAQ: SMIT) announced today that James A. Fitzhenry has been named as President of the Company, effective July 10, 2009. Mr. Fitzhenry joined the Schmitt management team in June 2008 as Executive Vice President. Prior to that time, Mr. Fitzhenry was President of Capital Strategies Group, a federal government business development and government relations firm. Prior to forming Capital Strategies Group, Mr. Fitzhenry was a senior executive at FLIR Systems, Inc. (NASDAQ: FLIR) for 15 years, most recently as Senior Vice President for Corporate Operations and Law. Jim replaces Wayne Case as President, who remains CEO and Chairman of the Board of Schmitt.

“We are pleased to promote Jim to President of the Company and leader of the Schmitt team,” commented Mr. Case. “Jim has demonstrated a wealth of business, M&A, government and leadership experience during his time with the Company. Promoting Jim to the position of President allows us to prepare for the next stage of our growth”.

About Schmitt Industries:

Schmitt Industries, Inc. designs, assembles and markets computer controlled balancing equipment (the Balancer Segment) primarily to the machine tool industry. Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc. (“SMS”) the Company designs, manufactures and markets precision laser measurement systems (the Measurement Segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. (“SEL”), located in the United Kingdom.

FORWARD-LOOKING STATEMENTS

Certain statements in this release, including remarks by Wayne Case, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they were made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258